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EXHIBIT 10.8

FALCON FINANCIAL, LLC

SECOND AMENDMENT TO
AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT

        This SECOND AMENDMENT TO AMENDED AND RESTATED SENIOR SUBORDINATED LOAN AGREEMENT (this "Second Amendment") is dated as of October 2, 1998 and entered into by and among Falcon Financial, LLC, SunAmerica Life Insurance Company and Goldman Sachs Mortgage Company and is made with reference to the Amended and Restated Senior Subordinated Loan Agreement dated as of January 7, 1998 by and among the parties hereto (the "Loan Agreement"). Capitalized terms used herein without definition shall have the same meanings set forth in the Loan Agreement.

        WHEREAS, the parties hereto have entered into the First Amendment to Amended and Restated Subordinated Loan Agreement as of March 25, 1998 (the "First Amendment"), which added new definitions to, and amended and restated existing definitions in, Section 1.1 of the Loan Agreement for the purpose of clarifying certain terms relating the to Acquisition Loans eligible to be financed under the Loan Agreement;

        WHEREAS, the parties desire to further amend the Loan Agreement to provide for the financing of mortgage loans thereunder, as provided below;

        WHEREAS, the parties hereto disclaim any intent to effect a novation or an extinguishment or discharge of any liability or obligation under the Loan Agreement arising prior to the date of this Second Amendment;

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

        Section 1.    AMENDMENTS TO THE LOAN AGREEMENT.

1.1    Additional Definitions.    Section 1.1 of the Loan Agreement is amended by adding the following definitions thereto in appropriate alphabetical order:

        "Asset Loan Amount" means an amount equal to the portion of an Acquisition Loan applied toward the purchase of a particular Eligible Asset.

        "Eligible Franchise Loan Assets" means loans made by the Company to Dealers in accordance with the Franchise Loan Origination Guidelines, any assets collateralizing such loans and any assets acquired from Dealers in sale/leaseback transactions.

        "Eligible Mortgage Loan Assets" means loans made by the Company to Mortgagors in accordance with the Mortgage Loan Origination Guidelines and any assets collateralizing such loans.

        "Franchise Loan Origination Guidelines" means Company's loan origination guidelines relating to Franchise Loan Receivables existing on the date hereof and attached as Schedule 1.1(b) hereto, as modified from time to time with the prior written consent of Requisite Lenders; provided that any such modifications are approved by the nationally recognized statistical rating organization(s) then rating the certificates issued in Securitization Transactions.

        "Franchise Loan Receivable" means any term loan made by Company to a Dealer, or to a wholly-owned Subsidiary of Company in connection with a sale/leaseback transaction pursuant to the Sale/Leaseback Program, in each case as amended, modified or supplemented from time to time, and all rights of every nature of Customer and all obligations of Dealer or the wholly-owned Subsidiary of Company, as the case may be, thereunder.

        "Mortgage Loan Origination Guidelines" means Company's loan origination guidelines relating to Mortgage Loan Receivables existing on the date hereof and attached as Schedule 1.1(b) hereto, as modified from time to time with the prior written consent of Requisite Lenders.

        "Mortgage Loan Program" means the mortgage loan financing program described in the Mortgage Loan Origination Guidelines.

        "Mortgage Loan Receivable" means any term loan made by Company to a borrower in connection with a Real Estate Mortgage Loan, in each case as amended, modified or supplemented from time to time, and all rights of every nature of Company and all obligations of the Mortgagor thereunder.

        "Mortgagor" means a mortgagor which meets the criteria for eligibility as a borrower pursuant to the Mortgage Loan Origination Guidelines.

        "Real Estate Mortgage Loan" means a loan or note secured by a first lien on a single parcel of real estate upon which is located a commercial structure.

1.2    Amendments to Existing Definitions.    Article I of the Loan Agreement is amended by amending and restating the following definitions in their entirety:

        "Asset Sale" means the sale, on a whole loan basis, by Company or any of its Subsidiaries to any Person of any assets (whether tangible or intangible) of Company or any of its Subsidiaries outside of the ordinary course of business, including, in any event, a sale of Franchise Loan Receivables by Company to a Subsidiary (including a trust) of Company in connection with a Securitization Transaction.

        "Eligible Assets" means any Eligible Franchise Loan Assets and any Eligible Mortgage Loan Assets.

        "Loan Origination Guidelines" means the Franchise Loan Origination Guidelines and the Mortgage Loan Origination Guidelines, collectively.

        "Securitization Transaction" means a securitization of Eligible Franchise Loan Assets financed hereunder with a Subsidiary of Company in rated (by a nationally recognized statistical rating organization) asset backed transactions on terms acceptable to Requisite Lenders.

1.3    Amendment to Section 2.3.    Section 2.3(A)(ii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

        "(ii)    Prepayments from Asset Sales.    Simultaneously with the receipt by Company or any of its Subsidiaries of Cash Proceeds of any Asset Sale, Company shall prepay the Acquisition Loans incurred to acquire Eligible Assets up to an amount equal to the Asset Loan Amount in connection with the Asset Sale. Concurrently with any prepayment of the Acquisition Loans, Company shall deliver to each Lender an Officers' Certificate demonstrating the derivation of the Asset Loan Amount of the Cash Proceeds of the correlative Asset Sale from the gross sales price thereof. If Company shall, at any time after receipt of Cash Proceeds of any Asset Sale requiring a prepayment pursuant to this Section 2.3A(ii), determine that the prepayments previously made in respect of such Asset Sale were in an aggregate amount less than that required by the terms of this Section 2.3A(ii), Company shall promptly make an additional prepayment of the Acquisition Loans in the manner described above in an amount equal to the amount of any such deficit, and Company shall concurrently therewith deliver to each Lender an Officers' Certificate demonstrating the derivation of the additional Net Cash Proceeds resulting in such deficit. Any mandatory prepayments pursuant to this Section 2.3A(ii) shall be applied as specified in Section 2.3B. Acquisition Loans prepaid pursuant to this Section 2.3A(ii) may be reborrowed in accordance with Section 2.1A."

1.4    Amendment to Section 6.6(iii).    Section 6.6(iii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

        "(iii) Company may make Assets Sales in connection with the Sale/Leaseback Program, the Mortgage Loan Program and Securitization Transactions."

1.5    Amendment to Schedule 1.1(b).    Schedule 1.1(b) to the Loan Agreement is amended by adding the Mortgage Loan Origination Guidelines thereto as set forth in Exhibit A to this Second Amendment.

        Section 2.    MISCELLANEOUS.

2.1    Reference to and effect on the Loan Agreement and other documents relating to the Loan Agreement.

          A.    On and after the date hereof, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Loan Agreement, and each reference in any other document relating to the Loan Agreement to the "Loan Agreement", "thereunder", "thereof", or words of like import referring to the Loan Agreement shall mean and be a reference to the Loan Agreement as amended by the First Amendment and this Second Amendment.

          B.    Except as specifically amended by the First Amendment and this Second Amendment, the Loan Agreement and any other documents relating to the Loan Agreement shall remain in full force and effect and are hereby ratified and confirmed.

          C.    The execution, delivery and performance of the First Amendment and this Second Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the parties under, the Loan Agreement or any other document relating to the Loan Agreement.

2.2    Execution in Counterparts.    This Second Amendment may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts taken together shall constitute but one and the same instrument.

2.3    Headings.    Section and subsection headings in this Second Amendment are included herein for convenience of reference only and shall not constitute a part of this Second Amendment for any other purpose or be given any substantive effect.

2.4    Applicable Law.    THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND ALL OTHER ASPECTS HEREOF SHALL BE DEEMED TO BE MADE UNDER, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

        IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by their respective duly authorized officers as of the date first above written.

FALCON FINANCIAL, LLC
By:	/s/ DAVID A. KARP Name: David A. Karp Title: Chief Operating Officer
SUNAMERICA LIFE INSURANCE COMPANY
By:	/s/ JAMES K. HUNT Name: James K. Hunt Title: Authorized Agent
GOLDMAN SACHS MORTGAGE COMPANY
By:	GOLDMAN SACHS REAL ESTATE FUNDING CORP., its general partner
By:	/s/ ROBERT CHRISTIE Name: Robert Christie Title: Vice President

EXHIBIT A

LOAN ORIGINATION GUIDELINES

REAL ESTATE MORTGAGE LOANS

Loan Type	Medium to long term fixed rate loans. Self liquidating or "10/20" (10 year term and 20 year amortization).
Loan Amount
The lesser of a) 75% of the appraised value of the real estate, and b) an amount which results in a Debt Service Coverage ratio of not less than 1.35X using a "marked to market" cash flow available for debt service. The "marked to market" cash flow available for debt service is determined as follows:
	Rental Income	Lesser of actual rents and market rents as determined by appraisal
	Less: Vacancy	10% of Rental Income (or as determined by Appraisal)
Effective Gross Income
	Less: Management Fee	3% of Effective Gross Income
	Less: Real Estate Taxes and Other Operating Expenses	Only to the extent these expenses are to be paid by the landlord
	Less: Tenant Improvements	$1.25 per square foot per annum of building area (or as determined by Appraisal)
	Less: Leasing Commissions	Amortization of market based commissions over a standard term lease (or as determined by Appraisal)
	Less: Structural Reserves	$.15 per square foot per annum or what is recommended by the Property Condition Survey (see below)
Loan Term	Preference is 10-15 years; will go longer in certain instances.
Amortization
1) Fully amortizing.
2) If not fully amortizing, the existing lease should be coterminous with the amortization schedule and should self liquidate the loan assuming an increase in the loan interest rate after the scheduled maturity of the loan.
Interest Rate	U.S. Treasury Bond rate (for maturity comparable to Loan Term) plus 300 bp
Security	1) First mortgage or deed of trust on land and buildings. 2) Assignment of leases and rents. 3) Financing statements (UCC)

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Prepayment
No prepayment for 5 years. Thereafter, prepayment permitted subject to payment of a yield maintenance amount which is equal to the present value of the remaining monthly payments (discounted at the prevailing Treasury Rate), minus the principal amount at the time of prepayment. Alternatively, after the lockout, the loan may be "defeased". The loan may be prepaid without penalty in the last three months of the term.
Assumability	Permitted subject to approval of lender and payment of a 1.0% fee.
Environmental	1) Phase 1 and, if required, Phase 2 reports. 2) Holdback for any required remediation work. 3) Borrower and/or principal must sign Environmental Indemnity Agreement.
Recourse	None except for certain carveouts for things such as fraud, misappropriation of funds, voluntary bankruptcy and environmental matters.
Covenants	Standard mortgage covenants including insurance, payment of taxes, further encumbrances, maintenance of property, compliance with laws, environmental, etc.
Reserve Account
A reserve account will be established into which Borrower will deposit a fixed amount on a monthly basis to be used for structural replacements and property maintenance. Typically, the reserve amount is equal to $.15 per annum per square foot of building area.
Required Reports
1) Phase 1 environmental and, if required, Phase 2.
2) MAI Appraisal. Appraiser to be selected or otherwise approved by Falcon.
3) Property Condition Survey (prepared by Falcon's engineering consultant—EMG)
Special Purpose Entity	In most instances, Borrower must be a bankruptcy remote Special Purpose Entity (SPE).
Lease
The lease to the entity operating the dealership must have a remaining term which extends beyond the term of the loan and must include a covenant to continue to operate an automobile dealership on the property. The rental obligation must be reasonable in the context of the operating performance of the dealership. In other words, the dealer statement must be analyzed and demonstrate a viable dealership and an industry standard rent factor.

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  EXHIBIT 10.8